EXHIBIT 10.17

                                 FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         WHEREAS, on August 24, 2004, Trust Licensing, Inc. ("Company") and Michael R. Moore ("Employee"), entered into an Employment Agreement, a copy of which is attached hereto as Exhibit A ("Agreement"); and


         WHEREAS the Company and the Employee desire to amend the Agreement in accordance with the terms set forth below;


         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:


1. Modification to Base Salary. Effective May 1, 2005, Section 4a. of the Agreement is hereby deleted in its entirety and replaced with the following:

         4a. Base Salary. Company agrees to pay Employee, in consideration for Employee's services hereunder, a base salary at the rate of One Hundred Sixty Thousand Dollars ($ 160,000) annually, payable in accordance with the Company's normal pay practices as may be altered from time to time by Company, but in no event less than in semi-monthly installments; provided, however, until August 24, 2005 the Company shall pay Employee based upon a base salary of One-Hundred Thirty-Two Thousand Dollars ($ 132,000) annually and shall accrue and add the additional base salary owed to the balance of accrued salary owed to Employee as of December 31, 2004 ("Accrued Salary"). The Accrued Salary shall be paid at a time and rate to be determined in the reasonable discretion of the Company's Board of Directors, and at a time and rate consistent with repayments of accrued salaries made to other senior executives. Employee shall be eligible for increases to his Base Salary in the reasonable determination of the Company's Board of Directors, which determination shall occur no less than once annually.


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2. Modification to Benefits. Effective May 1, 2005, in order to provide Employee with the same benefits received by the other executive officers of the Company,
Section 4c. of the Agreement is hereby deleted in its entirety and replaced with the following:

         4c. Other Benefits. In general, Company shall provide Employee with such benefits as are provided to other executive-level employees of the Company. Without limiting the generality of the foregoing, Employee will be entitled to: (i) group health and dental insurance, the cost of which shall be borne by Company; (ii) three (3) weeks of paid vacation per year, in addition to ten (10) sick/personal days per year, and paid holidays in accordance with standard Company policies as developed and amended from time to time; (iii) a $ 750/month automobile allowance, in addition to reimbursement for automobile insurance, maintenance and gasoline; and (iv) a "key man" or similar life insurance policy on the life of Employee in the amount of $ 1,000,000, such policy to be a whole life insurance policy and name Company as beneficiary. Unused vacation days (but not sick/personal days), may be accrued to subsequent periods at the reasonable discretion of the Company's Board of Directors. Employee will be covered under Company's Officers and Directors Insurance Policy and will be indemnified to the fullest extent permitted by applicable law for Employee's actions taken on behalf of the Company.

3. No Further Changes. Except as specifically modified herein, all other terms of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the __ day of May, 2005.


TRUST LICENSING, INC.:                         EMPLOYEE:

By:                                            By:

Name:  Jeffrey W. Sass                         Name:  Michael R. Moore

Title: Chief Executive Officer                 Date:  May 1, 2005

Date:  May 1, 2005